The integration and joint share transfer described in this convocation notice and reference materials involve securities of a foreign company. These integration and joint share transfer are subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this convocation notice and reference materials has been prepared in accordance with generally accepted Japanese accounting standards and may not be comparable to the financial statements of United States companies.
It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers are residents of a foreign country. You may not be able to sue a foreign company or its officers in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.
You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in open market or privately negotiated purchases.

(Securities Code No: 8879)
June 6, 2013
To our shareholders:

Tokyu Livable, Inc.
9-5 Dogenzaka 1-chome,
Shibuya-ku, Tokyo, Japan
Yoshihiro Nakajima,
President & Representative Director

Convocation Notice for the 43rd Ordinary General Meeting of Shareholders

Notice is hereby given that the 43rd ordinary general meeting of shareholders of Tokyu Livable, Inc. (the “Company”) will be held as set forth below.  Your attendance thereat is respectfully requested.
If you do not wish to attend on the day, you may exercise your voting rights in writing, so please read the attached reference documents and state on the enclosed voting form whether you are voting “for” or “against” each agenda item and return the form so that it is received no later than 6:00 p.m. on Friday June 21, 2013.

1.	Date/Time:	10:00 a.m. on Monday June 24, 2013
2.	Venue:	B2F Ballroom, Cerulean Tower Tokyu Hotel, 26-1, Sakuragaoka-cho, Shibuya-ku, Tokyo

3.	Purpose

Matters to be Reported

1.
Business report, consolidated financial statements and the results of the audits of the consolidated financial statements by the accounting auditor and statutory auditors, for the 43rd fiscal year (April 1, 2012 to March 31, 2013)

2.	Non-consolidated financial statements for the 43rd fiscal year (April 1, 2012 to March 31, 2013)

Matters to be Resolved
Agenda Item 1:	Appropriation of surplus
Agenda Item 2:	Establishment of a parent company holding 100% of the shares of the Company through a joint share transfer
Agenda Item 3:	Election of twelve (12) directors
Agenda Item 4:	Election of one (1) statutory auditor

◎
When attending on the day, please submit the enclosed “Exercise of Voting Rights Form” to the reception desk at the venue. In the interests of the conservation of resources we ask that you bring this “Convocation Notice” and the enclosed “Report for the 43rd Fiscal Year” when you attend.

◎
Under the Articles of Incorporation, persons other than shareholders are not permitted to attend the general meeting of shareholders. Therefore, please be aware that irrespective of whether such person is proxy, only shareholders with voting rights may attend. Proxies qualified to attend are requested to submit proxy forms when attending.

◎	The reception desk is scheduled to open at 9:00 a.m. on the day.
◎
If any corrections are made to the reference materials, or the Business Report, non-consolidated financial statements and consolidated financial statements set forth in the “Report for the 43rd Fiscal Year”, the Company will post such corrections on its website (http://www.livable.co.jp/ir/003_3.html).

Reference Materials
Agenda Items and Reference Matters
Agenda Item 1:	Appropriation of surplus
Based on the results of operations for the current fiscal year and taking into account the strengthening of its financial standing and the expansion of business going forward, the Company plans to pay a year-end dividend for the 43rd fiscal year and appropriate other surplus as follows

Year-end dividend

(1)	Distribution of dividend assets to shareholders and the total amount thereof
25 yen per common share of the Company; Total: 1,199,971,475 yen
As the interim dividend was cancelled, the annual dividend is 25 yen per share
(2)	Effective date of dividend
June 25, 2013

Agenda Item 2:	Establishment of a parent company holding 100% of the shares of the company through a joint share transfer

1.	Reasons for Conducting a Share Transfer
(1)	Background
Under the management philosophy of “independence and collaboration” which aims to leverage synergies through mutual collaboration within the Group based on the independence and the competitiveness in the respective fields of each company, the Tokyu Land Group, comprised of Tokyu Land Corporation (“Tokyu Land”) and its subsidiaries and affiliated companies (the “Group”), has been striving to create business value essential for its customers using the value-chain created by each company’s strong capabilities in executing its respective business and collaboration within the Group. As a result, the Group has grown into a comprehensive real estate business group with approximately 17,000 employees, comprised of listed companies such as Tokyu Community Corp. (“Tokyu Community”) and the Company, and companies like Tokyu Hands, Inc. which are leading companies in their fields, worked to enhance Tokyu Community’s real estate management capacity and the Company’s real estate brokerage function that originate from Tokyu Land’s development function, and poured efforts into utilizing a broad range of business fields to deliver high value-added products and services, while organically incorporating real estate utilization functions such as retail facilities and fitness clubs.
However, economic conditions under which the Tokyu Land Group operates are expected to undergo a significant change. Socioeconomic paradigm shifts in Japan such as the maturing economy, falling birthrates and aging of society will cause a diversification of values and lifestyles, and the rapid development of information technology will increase the information and choices available to customers, making it more essential than ever to deliver products and services that satisfy customer needs and tastes.
It will be essential for major cities in Japan to be internationally competitive for Japan’s economic recovery, and from the perspective of improving disaster prevention and earthquake resistance, developers are expected to promote innovation and regeneration of municipal functions and to create attractive communities. On the other hand, the importance of utilizing superior stock is increasing in the real estate industry, and the real estate stock utilization business is expected to grow due to societal demand going forward. There are also opportunities appearing in the real estate industry such as the growth of developing markets overseas and increase in inbound investment demand.
Under these circumstances, the Tokyu Land Group’s current medium-term management plan “Value Innovation 2013” positions the three year period from the fiscal year ended March 31, 2012 through the fiscal year ending March 31, 2014 as the time to establish the Group’s foundations, and has as its key strategies (i) strengthening financial foundations and the Group’s management, (ii) progressing the reinvestment cycle using the REIT fund business and (iii) innovating core businesses in response to changing business conditions. Tokyu Land listed Activia Properties Inc. and Comforia Residential REIT, Inc. in June 2012 and February 2013, respectively for the first time. Tokyu Community expanded its management stock by acquiring United Communities Co, Ltd., a leading company in the condominium management industry, in February 2013. In addition to expanding the size of its business through the proactive opening of real estate brokerage branches, the Company has made sound progress on initiatives such as launching the “Livable Peace of Mind Brokerage Guarantee” throughout Japan which is a guarantee service for existing residences in January 2013, intended to bring peace of mind and safety to more customers that purchase existing residences.
Recently, the members of the Tokyu Land Group have come to the common understanding that, with intensifying competition due to changing business conditions in the future, it is necessary to develop business that makes maximum use of the Group’s broad business areas and resources, and that it is essential to undertake initiatives to further integrate the Group in order to further accelerate the growth of each company. Therefore, the Tokyu Land Group has been considering the Share Transfer (defined below) in order to ensure that the purposes set forth in (2) below are realized quickly.

(2)	Purpose
As a result of considering the strengthening of financial foundations set forth in the Tokyu Land Group’s current medium-term management plan, the Group has determined that changing to a holding company structure is most suitable for achieving the following major objectives:
To aim to reform the Group’s financial foundations, respond to changes in business conditions flexibly and rapidly, create a management structure that will allow the Group to demonstrate its comprehensive capabilities to the maximum extent and switch from a “foundation establishment phase” to a “growth phase” for its next medium-term management plan. To position management business and brokerage business, which are expected to show growth going forward, as core businesses in addition to real estate sales and leasing businesses, and to accelerate growth as a comprehensive real estate group through expanding synergies by distributing management resources and enhancing collaboration within the Group under a holding company structure.
(i)        Mobility of management and improvement of efficiency by innovation of the group management foundation
Under a holding company structure, the streamlining of overlapping businesses and integration of functions will be promoted. By changing to a holding company structure, it will also become possible for the Group to be reorganized flexibly in response to future changes in business conditions.
The management integration of the three companies through the establishment of the Holding Company will create a management structure that will allow the Group to demonstrate its comprehensive capabilities by distributing management resources to growth fields fairly and appropriately, and by having each group operating company dedicate itself to executing business in line with the Group’s management strategy. Additionally, the Group will implement streamlining measures such as the integration of staff functions and IT systems and aim to improve corporate value.
(ii)       Expansion of synergies between businesses through group collaboration
The overlapping businesses and the partial insufficient sharing of management resources arising from the current group structure will be resolved in association with the change to a holding company structure, and the Holding Company will take on the functions of creating opportunities for synergy between businesses and promoting collaboration, based on the Group’s management strategy. Through this, new added value is expected to be created through the further utilization of the Group’s broad resources and strengthening of collaboration, which will allow the Group to provide services of value to its customers.
The Group will aim to provide products and services that flexibly and suitably respond to customer needs in the real estate sales business through the further enhancement of collaboration on development, sales, and management. Furthermore, in the real estate lease business, the Group will aim to promote strengthening of the value chain by improving the capabilities of each business process from development through to management. Additionally, the Tokyu Land Group will aim to utilize its broad business using foundations such as Tokyu Community’s industry leading management stock comprised of approximately 460,000 properties and the wealth of information held by the comprehensive real estate sales business of the Company to optimize group synergy. Through these efforts, the Group will aim for core business innovation, enhancement and the improvement of group corporate value.

(iii)      Acceleration of each group business through the strengthening of financial foundations
By strengthening the Group’s business and financial foundations under a holding company structure, the growth of each business is expected to accelerate due to the Holding Company formulating the Group’s management strategy and its proactive distribution of management resources to growth fields.
With respect to large-scale redevelopments such as the redevelopment projects in Ginza and Shibuya, the Group will aim to ensure the promotion of such projects through the strengthening of its financial foundations and aim to realize the maximization of related revenues while expanding group participation assets. The Group will work to further improve its industry position in the real estate management and brokerage businesses, and aim to establish its presences as No. 1 in the industry. Additionally, the Group as a whole will promote overseas business development, making maximum use of the Group’s resources, and will proactively distribute management resources to growth fields while considering mergers and acquisitions. While adapting to business conditions which are expected to change significantly in the future, the Group will work to grow new businesses that provide high value-added services and products that span all aspects of people’s lifestyles.
Tokyu Land, Tokyu Community and the Company will establish, through a share transfer pursuant to Article 772 of the Companies Act (the “Share Transfer”), the parent company “Tokyu Fudosan Holdings Corporation” (the “Holding Company”) which will hold 100% of the shares of each company. This Agenda Item, therefore, seeks to receive approval for the share transfer plan (the “Share Transfer Plan”) regarding becoming a wholly owned subsidiary of the Holding Company.

2.	Appropriateness of provisions regarding Article 773 Paragraph 1 Item 5 and Item 6 of the Companies Act

(1)
Upon the establishment of the Holding Company through the Share Transfer jointly carried out by each of the companies to become a wholly owned subsidiary, Tokyu Land, Tokyu Community and the Company decided the allotment ratio for their respective shareholders as follows, and determined it to be suitable.

(i)	Share transfer ratio
For one share of common stock of Tokyu Land, Tokyu Community and the Company, one share, 4.77 shares and 2.11 shares of common stock of the Holding Company will be delivered, respectively. One share unit of the Holding Company will be comprised of 100 shares.
Shareholders of Tokyu Land, Tokyu Community and the Company who will receive fractional shares of the Holding Company through the Share Transfer will be paid an amount equivalent to such fractional shares pursuant to Article 234 of the Companies Act and other related laws and regulations.
If, however, there is a material change in the various conditions forming the basis of calculations, the abovementioned share transfer ratio may be changed upon discussion among the three companies.
Additionally, the planned number of new shares to be issued due to the Share Transfer is 700,950,413 shares of common stock. This number is based on the following numbers of issued and outstanding shares as of March 31, 2013: Tokyu Land: 533,345,304; Tokyu Community: 14,400,000; and the Company: 48,000,000.
Tokyu Land, Tokyu Community and the Company respectively plan to retire treasury shares currently held thereby, or acquired in the future, by the effective date of the Share Transfer. Therefore, shares of the Holding Company are not planned to be allotted. However, as the number of treasury shares that will actually be retired as of the effective date of the Share Transfer is currently undetermined, there may be a change in the abovementioned number of new shares issued by the Holding Company.

The Group plans to apply to have the shares allocated to shareholders of Tokyu Land, Tokyu Community and the Company due to the Share Transfer listed on the Tokyo Stock Exchange, and if such application is approved, it will be possible to trade the Holding Company’s shares on the Tokyo Stock Exchange. Therefore, shareholders who hold 100 or more shares of Tokyu Land, 21 or more shares of Tokyu Community or 48 or more shares of the Company who are allotted more than one unit or 100 or more shares of the Holding Company, should be able to continue to trade shares of the Holding Company.
Shareholders of Tokyu Land, Tokyu Community or the Company who are allotted fewer than 100 shares of the Holding Company will not be able to sell those shares on the Tokyo Stock Exchange or other securities exchanges, but shareholders who have less than one unit due to the Share Transfer will be able to demand that the Holding Company purchase such shares of less than one unit, or purchase extra shares to total one unit.

(ii)	Basis for calculation of the share transfer ratio
A.	Basis for calculation
In order to ensure the fairness of the share transfer ratio used in the Share Transfer, Tokyu Land retained Nomura Securities Co., Ltd. (“Nomura Securities”), Tokyu Community retained Daiwa Securities Co. Ltd. (“Daiwa Securities”) and the Company retained Mizuho Securities Co., Ltd. (“Mizuho Securities”) to respectively calculate the share transfer ratio used in the Share Transfer, and received documents calculating the same.
Nomura Securities used the Average Market Price Analysis, Comparable Companies Analysis and discounted cash flow method (“DCF”) with respect to Tokyu Land, Tokyu Community and the Company respectively to calculate the share transfer ratio. The results using each method are as follows. The calculation range for the following share transfer ratios sets forth the calculation range in the number of shares of common stock of the Holding Company allotted for one share of common stock of Tokyu Community and one share of common stock of the Company in the case where one share of common stock of the Holding Company is allotted for one share of common stock of Tokyu Land.

	Calculation Method	Tokyu Community	The Company
a	Average Market Price Analysis	4.45～4.87	2.04～2.15
b	Comparable Companies Analysis	2.56～2.86	1.18～1.55
c	DCF	2.67～9.57	1.46～2.88

(Note) In relation to the share transfer ratio documentation prepared by Nomura Securities, Tokyu Land received a corrected version by Nomura Securities on May 30, 2013. The results above show the numbers in the corrected version. Please note that there has been no revision to the share transfer ratio agreed among Tokyu Land, Tokyu Community, and the Company as a result of this correction.

The Average Market Price Analysis used the closing price on the record date (May 8, 2013), and the simple average value for the one week period before the record date, the one month period before the record date, the three month period before the record date and the six month period before the record date.
When calculating the share transfer ratio, Nomura Securities in principle used information provided by each company as well as publicly available information, and assumed the accuracy and completeness thereof. Nomura Securities did not independently verify the accuracy and completeness of such information. Nomura Securities did not perform an independent evaluation or assessment with respect to the assets and liabilities (including off-balance sheet assets and liabilities and other contingent liabilities) of each company and their respective affiliated companies, and did not retain an independent third party to perform such evaluation or assessment. Additionally, Nomura Securities assumed that the financial projections provided by each company (including profit plans and other information) were reasonably prepared and presented based on the best projections and judgment available to the management of each company at the time.
Daiwa Securities calculated the share transfer ratio for Tokyu Land, Tokyu Community and the Company using the Average Market Price Analysis and DCF. The results using each method are as follows.
The calculation range for the following share transfer ratios sets forth the calculation range in the number of shares of common stock of the Holding Company allotted for one share of common stock of Tokyu Community and one share of common stock of the Company in the case where one share of common stock of the Holding Company is allotted for one share of common stock of Tokyu Land.

	Calculation Method	Tokyu Community	The Company
a	Average Market Price Analysis	4.10～4.86	1.93～2.14
b	DCF	3.58～8.28	1.53～3.61

The Average Market Price Analysis used the closing price on the record date (May 9, 2013), and the simple average value for the one month period before the record date, the three month period before the record date and the six month period before the record date.
When calculating the share transfer ratio, Daiwa Securities in principle used materials provided by each company and publicly available information, and assumed the accuracy and completeness thereof. Daiwa Securities did not independently verify the accuracy and completeness of such information. Daiwa Securities did not perform an independent evaluation or assessment with respect to the assets and liabilities (including off-balance sheet assets and liabilities and other contingent liabilities) of each company and their respective affiliated companies, and did not retain an independent third party to perform such evaluation or assessment. Additionally, Daiwa Securities assumed that the financial projections provided by each company (including profit plans and other information) were reasonably prepared and presented based on the best projections and judgment available to the management of each company at the time.

Mizuho Securities calculated the share transfer ratio for Tokyu Land, Tokyu Community and the Company using the Average Market Price Analysis and DCF. The results using each method are as follows. The calculation range for the following share transfer ratios sets forth the calculation range in the number of shares of common stock of the Holding Company allotted for one share of common stock of Tokyu Community and one share of common stock of the Company in the case where one share of common stock of the Holding Company is allotted for one share of common stock of Tokyu Land.

	Calculation Method	Tokyu Community	The Company
a	Average Market Price Analysis	4.10～4.55	1.93～2.05
b	DCF	4.13～6.11	1.65～2.37

The Average Market Price Analysis used the closing price on the record date (May 9, 2013), and the simple average value for the one week period before the record date, the one month period before the record date and the three month period before the record date.
When calculating the share transfer ratio, Mizuho Securities in principle used materials provided by each company and publicly available information, and assumed the accuracy and completeness thereof. Mizuho Securities did not independently verify the accuracy and completeness of such information. Mizuho Securities did not perform an independent evaluation or assessment with respect to the assets and liabilities (including off balance sheet assets and liabilities and other contingent liabilities) of each company and their respective affiliated companies, and did not retain an independent third party to perform such evaluation or assessment. Additionally, Mizuho Securities assumed that the financial projections provided by each company (including profit plans and other information) were reasonably prepared and presented based on the best projections and judgment available to the management of each company at the time.
Furthermore, Nomura Securities, Daiwa Securities and Mizuho Securities respectively received financial projections for Tokyu Land, Tokyu Community and the Company and used them as the basis for analysis using DCF. The future profit plans for Tokyu Land, Tokyu Community and the Company used by Nomura Securities, Daiwa Securities and Mizuho Securities as the calculation basis for DCF were based on the current organization structure and did not project any large increases or decreases.

B.	Background to calculations
As described above in A., Tokyu Land, Tokyu Community and the Company retained Nomura Securities, Daiwa Securities and Mizuho Securities respectively to calculate the share transfer ratio used in the Share Transfer and each company respectively carried out extensive careful consideration, negotiation and consultation referring to the results of calculations provided by the third party advisors, comprehensively taking into account factors including the finances, assets, outlook and market share price levels for each company. Consequently, Tokyu Land, Tokyu Community and the Company determined the suitability of the above share ratio as of May 10, 2013, and therefore agreed to carry out the Share Transfer using the above share transfer ratio and prepared the Share Transfer Plan.

C.	Relationship with advisors performing the calculations
None of the advisors who performed the calculations (i.e. Nomura Securities, Daiwa Securities and Mizuho Securities) qualify as a party related to Tokyu Land, Tokyu Community or the Company, nor do they have a material interest in the Share Transfer that requires disclosure.

(iii)	Treatment of the Holding Company’s listing application
Tokyu Land, Tokyu Community and the Company plan to apply to have the shares of the Holding Company newly listed on the Tokyo Stock Exchange. The planned listing date is October 1, 2013. As Tokyu Land, Tokyu Community and the Company will become wholly owned subsidiaries of the Holding Company through the Share Transfer, they each plan to delist from the Tokyo Stock Exchange as of September 26, 2013.
The dates for listing and delisting will be determined in accordance with the rules of the Tokyo Stock Exchange.

(iv)	Measures to ensure fairness
In order to ensure the fairness of the Share Transfer, Tokyu Land, Tokyu Community and the Company selected Nomura Securities, Daiwa Securities and Mizuho Securities respectively as independent third party advisors and received from them documents calculating the share transfer ratio to be used as the basis for their agreement on the share transfer ratio. None of the companies obtained a fairness opinion from the abovementioned third party advisors to the effect that the share transfer ratio is financially suitable for the shareholders of each company respectively.

Furthermore, Tokyu Land, Tokyu Community and the Company selected Nishimura & Asahi, Oh-Ebashi LPC & Partners and Masuda & Partners Law Office respectively as legal advisors and received advice on matters including the procedures for the Share Transfer, the method and schedules for decision makings.

(v)	Measures to avoid conflicts of interest
Tokyu Land holds 55.57% of Tokyu Community’s issued and outstanding shares (as of March 31, 2013. Includes indirect holdings) and 52.93% of the Company’s issued and outstanding shares (as of March 31, 2013. Includes indirect holdings) respectively.
Due to the capital relationship above, Tokyu Land took the following measures to avoid conflicts of interest.
In order to avoid conflicts of interest, at the meeting of Tokyu Land’s board of directors held on May 10, 2013, Motonori Nakamura who holds a concurrent post as Representative Director of Tokyu Community and Yoshihiro Nakajima who also holds a concurrent post as Representative Director of the Company abstained from deliberation of and voting in the resolution for the Share Transfer, and the resolution for preparation of the Share Transfer Plan was unanimously passed by all members of the board of directors other than Motonori Nakamura and Yoshihiro Nakajima.
Due to the capital relationship above, Tokyu Community took the following measures to avoid conflicts of interest.
In order to avoid conflicts of interest, at the meeting of Tokyu Community’s board of directors held on May 10, 2013, President Motonori Nakamura, Director Masatake Ueki, Director Kiyoshi Kanazashi and Director Yoshihiro Nakajima who respectively hold concurrent posts as directors of Tokyu Land and the Company, and Director Hirofumi Nomoto who also holds a concurrent post as a director of Tokyu Land abstained from deliberation of and voting in the resolution for the Share Transfer, and a resolution for preparation of the Share Transfer Plan was unanimously passed by all members of the board of directors other than President Motonori Nakamura, Director Masatake Ueki, Director Kiyoshi Kanazashi, Director Yoshihiro Nakajima and Director Hirofumi Nomoto.

Of Tokyu Community’s statutory auditors, Eiji Futami who also serves as a statutory auditor for Tokyu Land and the Company did not express an opinion at the abovementioned meeting of the board of directors. All of Tokyu Community’s statutory auditors excluding Eiji Futami attended the abovementioned meeting of the board of directors of Tokyu Community and expressed opinions to the effect that they have no objections to the preparation of the Share Transfer Plan.
Negotiations on the ratio of the Share Transfer were held a total of four times between April 15, 2013 and May 9, 2013 and the directors of Tokyu Community responsible for the negotiations did not include directors for whom there was a risk of conflicts of interest with Tokyu Land and the Company. Furthermore, directors of Tokyu Community who had worked for Tokyu Land and were responsible for the negotiations and participated in the deliberations and resolution of the aforementioned meeting of Tokyu Community’s board of directors did not include persons who are currently officers of Tokyu Land or any other persons for whom there is a substantial risk of conflicts of interest with regard to the Share Transfer with Tokyu Land.
Tokyu Community also obtained an opinion dated May 9, 2013 to the effect that the Share Transfer is not prejudicial to the interests of Tokyu Community’s minority shareholders from Oh-Ebashi LPC & Partners, a law firm without an interest in Tokyu Community’s controlling shareholder Tokyu Land.
Due to the capital relationship above, the Company took the following measures to avoid conflicts of interest.
In order to avoid conflicts of interest, at the meeting of the Company’s board of directors held on May 10, 2013, Chairman of the Board of Directors Masatake Ueki, President Yoshihiro Nakajima, Director Kiyoshi Kanazashi and Director Motonori Nakamura who respectively hold concurrent positions as directors of Tokyu Land and Tokyu Community abstained from deliberation of and voting on the resolution for the Share Transfer, and a resolution for preparation of the Share Transfer Plan was unanimously passed by all members of the board of directors other than Chairman of the Board of Directors Masatake Ueki, President Yoshihiro Nakajima, Director Kiyoshi Kanazashi and Director Motonori Nakamura.
Of the Company’s statutory auditors, Eiji Futami who holds concurrent positions as a statutory auditor for Tokyu Land and Tokyu Community did not express an opinion at the abovementioned meeting of the board of directors.  All the statutory auditors of the Company excluding Eiji Futami attended the abovementioned meeting of the board of directors of the Company and expressed opinions to the effect that they have no objections to the preparation of the Share Transfer Plan.
Negotiations on the ratio of the Share Transfer were held a total of four times between April 15, 2013 and May 9, 2013 and the directors of the Company responsible for the negotiations did not include directors for whom there was a risk of conflicts of interest with Tokyu Land and Tokyu Community. Furthermore, directors of the Company who had worked for Tokyu Land and were responsible for the negotiations and participated in the deliberations and resolution of the aforementioned meeting of the Company’s board of directors did not include persons who are currently officers of Tokyu Land or any other persons for whom there is a substantial risk of conflicts of interest with regard to the Share Transfer with Tokyu Land.
The Company also obtained an opinion dated May 9, 2013 to the effect that the Share Transfer is not prejudicial to the interests of the Company’s minority shareholders from Masuda & Partners Law Office, a law firm without an interest in the Company’s controlling shareholder Tokyu Land.

(2)	Stock capitalization and reserves of the Holding Company
Tokyu Land, Tokyu Community and the Company determined that the stock capitalization of the Holding Company shall be 60,000,000,000 yen, capital reserves shall be 15,000,000,000 yen and the retained earnings reserves shall be 0 yen, and judge this to be suitable. The stock capital and capital reserves were determined within the scope of Article 52 of the Ordinance on Accounting of Companies upon discussions among Tokyu Land, Tokyu Community and the Company, comprehensively taking into account and consideration, inter alia, the capital policy of the Holding Company after establishment.

3.	Tokyu Land Corporation and Tokyu Community Corp.
(1)	Most recent financial statements, etc.
The details of the financial statements, etc. of Tokyu Land and Tokyu Community for the fiscal year ended March 31, 2013 are available on the Company’s website (http://www.livable.co.jp/ir/003_3.html), pursuant to laws and regulations, and Article 14 of the Articles of Incorporation.

(2)	Matters occurring after the last day of the fiscal year which have a material effect on the disposition of material assets, the assumption of material debt and the status of other company assets
Not applicable.

4.
Matters occurring after the last day of the fiscal year which have a material effect on the disposition of material assets, the assumption of material debt and the status of other company assets at the Company

Not applicable.

Business Report

(From April 1, 2012
to March 31, 2013)

1.	Current Status of the Tokyu Livable Group (the “Group”)
(1)	Progress and results of business
The prospects for the Japanese economy remained uncertain this fiscal year due to the downturn in the overseas economy caused by the European debt crisis and the long-running appreciation in the yen. Since the start of the new calendar year, however, hopes for the new government’s economic stimulus package has resulted in weakening of the yen and share prices improving the performance of the stock market, and there have been signs of an economic recovery.
Under these circumstances, under the basic policy of “switching to a growth strategy and achieving consolidated operating revenue of 62.0 billion yen and consolidated ordinary income of 6.5 billion yen” set forth in the Group’s medium-term management plan (from the 42nd fiscal year through the 44th fiscal year) the Group has focused efforts on strengthening their financial foundations by promoting the revision of cost structures, expanding business by proactively opening new branches and targeting the development of new services and improving existing services in the real estate sales brokerage business.
Consequently, this consolidated fiscal year the number of transactions in the Company’s core business, real estate sales brokerage, increased significantly and the Company recorded operating revenue of 63,905 million yen (an 18.0% increase compared to the previous fiscal year), ordinary revenue of 6,452 million yen (a 37.8% increase compared to the previous fiscal year) and net income of 3,900 million yen (a 63.2% increase compared to the previous fiscal year).

Business Segments

Real Estate Brokerage
Against a background of a general feeling in the market that prices have bottomed out, there was a strong showing in the number of transactions in the retail (individual) market for real estate sales brokerage, the Company’s core business, partly thanks to the push provided by support packages such as tax deductions for housing loans and ongoing low interest rates, and business recovered to levels seen prior to the Great East Japan Earthquake.
Under these circumstances, the Group has continued to proactively open new branches, such as the opening of five branches in the areas in and around Tokyo, one branch in the Kansai region and one branch in Sapporo. The Company also worked to differentiate itself from other companies, such as through the development of a new service called the “Livable Peace of Mind Brokerage Guarantee” which is a guarantee covering defects and faults that are difficult to discover at the time of sales brokerage transactions, such as termite damage, and expanding the sales guarantee system which is a guarantee provided by the Company to support customers who are purchasing their next home. The Company has also promoted transactions which provide peace of mind and security to customers and endeavored to grow its market share.

Although a slowdown was observed in the wholesale (corporate) market in the first half of the fiscal year due to factors including the European debt crisis, factors such as a rally in the demand for offices and a sense that the market had bottomed out led to a gradual recovery in business in the second half of the fiscal year.
Under these circumstances, the Group focused efforts on expanding corporate business within Japan for its core real estate brokerage business, and also endeavored to develop networks with overseas investors through the operations of its local subsidiaries in East Asia and commencing work on the implementation of structures to handle global business expansion.
As a result of this, in the real estate brokerage segment operating revenue for the fiscal year was 36,029 million yen (an 11.2% increase compared to the previous fiscal year) and operating income was 7,643 million yen (a 23.3% increase compared to the previous fiscal year).

Consignment Sales
Against a background of prices bottoming out in the market, sales in the new housing sales market performed well due to factors including tax deductions for home buyers and home loan interest rates remaining low. The number of new properties being supplied, on the other hand, has slowed against a background of uncertainty over the implementation of home loan tax deductions and an increase in consumption tax, and only grew slightly compared to last year.
Under these circumstances, the Group has undertaken initiatives to improve productivity and efficiency through the detailed management of sales processes and enhancement of area marketing for consigned products. The Group has also worked to further strengthen relationships with business owners by providing appropriate feedback to business owners using information obtained through the sales process. The Group has also concentrated efforts on ensuring the quantity of consigned products.
Consequently, this consolidated fiscal year the Group recorded an increase in the number of large consigned products delivered compared to the previous fiscal year, and in the consignment sales segment the Group's operating revenue was 4,056 million yen (a 36.8% increase compared to the previous fiscal year) and operating income was 600 million yen (last fiscal year the Group recorded a 326 million yen operating loss).

Real Estate Lease
In the office market, the downward trend for rent levels continued, but the supply of offices in central Tokyo leveled off and the ratio of vacant premises improved. The downward trend for rent payments also continued in the residential lease market, but the number of transactions performed well, predominantly for properties with low rental unit cost.
Under these circumstances, the Group has endeavored to expand the number of new orders for properties in the management brokerage business (which provides property management services) by strengthening collaboration with all other business segments and obtaining large orders. In the company housing brokerage business which subcontracts services for the lease of company housing, the Company has undertaken initiatives to enhance development activities in order to win new business, and has also concentrated efforts on increasing the numbers of orders it receives by finding the potential needs of existing customers and striving to win additional orders.
The lease business which leases and manages properties from the leasing owners has emphasized pushing forward with the revision of lease application terms for low occupancy properties. In the company property lease business as well, the Company has undertaken initiatives to maintain and improve occupancy, such as by selling dilapidated properties and acquiring quality new properties.
As a result, the real estate lease segment recorded in the current fiscal year operating revenue of 13,133 million yen (a 7.8% increase compared to the previous fiscal year) and ordinary income of 1,822 million yen (a 3.1% increase compared to the previous fiscal year).

Real Estate Sales
The Group utilized its strengths in the development of comprehensive real estate retail business and has responded to the various real estate data derived from each business in a flexible manner. While on the one hand focusing on the short-term turnaround purchase and resale business (where properties are purchased, renovated and then resold), the Company has also undertaken medium-term turnaround purchase and resale business (where lease properties are purchased and renovated and then resold once the lease term has expired) and as an example of such business has acquired and sold properties such as “L'Gente Liber Nihonbashi Hamacho" (in Chuo-ku, Tokyo). The Company has also concentrated efforts on selling the newly constructed condominium “L’Gente Nakaochiai Nishizaka” (in Shinjuku-ku, Tokyo) developed by the Company and has endeavored to secure revenue.
As a result, real estate sales recorded in the current fiscal year operating revenue of 10,733 million yen (a 63.5% increase compared to the previous fiscal year) and operating income of 425 million yen (an 11.5% increase compared to the previous fiscal year).

Others
The Group has also undertaken associated businesses derived from the development of the real estate retail business, such as real estate appraisal. In the insurance brokerage business, the Company has also worked to expand its organization and secure revenue.
In the current fiscal year, however, a reduction in the dividend paid by real estate funds in which the Company invested resulted in other business recording operating revenue of 120 million yen (a 38.6% decrease compared to the previous fiscal year). Furthermore, as losses were incurred in association with the withdrawal from equity contributions, a 305 million yen operating loss was recorded (compared to 116 million yen operating income in the previous fiscal year).

(2)	Capital investment
The Company made 2,230 million yen in capital investments during the fiscal year.
Business	Amount of Capital Investment (million yen)	Details of Capital Investment
Real Estate Brokerage	814
In the retail division, new branches opened in areas with high demand and existing branches were moved and refurbished, in order to achieve new business growth and increase market share
Investments were also made in system upgrades, etc.

Consignment Sales	11	Investments were also made in system upgrades, etc.
Real Estate Lease	1,121	Acquired the lease property Eternel Kamata Nakarokugo (in Ota-ku, Tokyo) in order to strengthen revenue earning capacity
Company-wide	282	Put in place business systems to promote business efficiency and reduce operating costs
Total	2,230

(3)	Financing
No financing through capital increases or the issuance of corporate bonds was carried out this fiscal year. Ordinary financing from financial institutions (borrowings) were as follows.
	Increase (Decrease) for the Fiscal Year (million yen)	Balance at the End of the Fiscal Year (million yen)
Short-term loans payable	(213)	4,488
Long-term loans payable	(18)	0
Total (interest-bearing liabilities)	(231)	4,488

(4)	Changes to assets and profit (loss)
	40th Fiscal Year (year ended March 31, 2010)	41st Fiscal Year (year ended March 31, 2011)	42nd Fiscal Year (year ended March 31, 2012)	43rd Fiscal Year (current fiscal year) (year ended March 31, 2013)
Operating revenue (million yen)	52,187	55,779	54,176	63,905
Ordinary income (million yen)	3,319	5,244	4,681	6,452
Net income (million yen)	1,744	3,183	2,389	3,900
Net income per share (yen)	36.35	66.33	49.79	81.26
Total assets (million yen)	59,246	57,429	58,357	93,517
Net assets (million yen)	22,738	25,413	26,937	30,353

(Notes)	1.	Operating revenue, ordinary income, net income, total assets and net assets are in units of millions of yen with fractional units discarded.
2.	Net income per share was calculated using the average number of shares issued and outstanding during the fiscal year (excluding treasury shares).

(5)	Action items
It is believed that, going forward, business conditions for the Group may change significantly. In addition to socio-economic paradigm shifts in Japan, such as the maturing economy and decreasing birthrate/aging of society, causing diversification in values and lifestyles, it will become even more necessary to provide products and services that satisfy customer needs and tastes due to the increase in information and choices available to customers brought about by the development of information technology.
Under these circumstances, in the meeting of the board of directors of the Company held on May 10, 2013, the Company agreed to establish the holding company “Tokyu Fudosan Holdings Corporation” with Tokyu Land Corporation and Tokyu Community Corp. that will hold 100% of the shares of the three companies through a joint share transfer with a (planned) effective date of October 1, 2013 and to carry out an integration of management.
Through this management integration, the Tokyu Land Group expects to promote the streamlining of overlapping businesses and integrate its various functions. Innovation of the Tokyu Land Group financial foundation is also expected to take place, such as through the fair and appropriate distribution of the Tokyu Land Group’s management resources to growth fields that will create a management structure that will allow the Tokyu Land Group to fully demonstrate its comprehensive capabilities. Additionally, further collaboration among the three companies is expected to create new added value and allow the Tokyu Land Group to provide services of value to customers. The Tokyu Land Group will work towards expanding inter-segment synergies through collaboration within the Tokyu Land Group using the Tokyu Land Group’s broad range of businesses as its foundation. Furthermore, through the strengthening of business and financial foundations under a holding company structure, the holding company, which will be responsible for the Tokyu Land Group’s management strategy, is expected to proactively distribute management assets to growth areas, thereby accelerating the growth of the Tokyu Land Group’s business.

We hope that you, our shareholders, will continue to provide your support and cooperation.

(6)	Significant parent companies and subsidiaries
(i)	Relationship with parent company
Name of parent company: Tokyu Land Corporation
Shares of the Company held by parent company: 24,207,000 shares of stock (comprising 50.4% of voting rights)
Major transactions with parent company: Consignment sales for housing, condominiums and building lots.

(ii)	Significant subsidiaries
Company	Capital Stock (million yen)	Voting Rights Ratio (%)	Main Content of Business
Tokyu Livable Sapporo Corporation	100	100.0	Real estate brokerage
Tokyu Livable Tohoku, Inc.	100	100.0
Tokyu Livable Nagoya, Inc.	100	100.0
Livable Asset Management Inc.	100	100.0	Real estate leasing
Livable PA Corporation	10	100.0

(7)	Details of major segments
Segment	Details
Real Estate Brokerage	Real estate sales and lease brokerage
Consignment sales	Consignment sales for detached housing, condominiums and building lots
Real Estate Lease	Real estate lease and management brokerage
Real Estate Sales	Real estate sales
Others	Insurance brokerage, real estate appraisal, equity contributions to real estate funds, etc.

(8)	Main offices
Company		Office	Location
Tokyu Livable, Inc.		Headquarters Kansai Branch	Shibuya-ku, Tokyo Kita-ku, Osaka
	Tokyu Livable Sapporo Corporation	Headquarters	Chuo-ku, Sapporo
	Tokyu Livable Tohoku, Inc.	Headquarters	Aoba-ku, Sendai
Significant	Tokyu Livable Nagoya, Inc.	Headquarters	Naka-ku, Nagoya
Subsidiaries	Livable Asset Management Inc.	Headquarters	Shibuya-ku, Tokyo
	Livable PA Corporation	Headquarters	Chuo-ku, Tokyo

(9)	Employees
Classification	Number of Employees	Increase (Decrease) Compared to the End of the Previous Fiscal Year
Full-time employees	2,469	Increase of 100 employees
Contract employees	131	Increase of 20 employees
Total	2,600	Increase of 120 employees

(Note)	The number of employees excludes employees seconded or dispatched to companies outside the Group and includes employees seconded or dispatched to companies within the Group.

(10)	Principal lenders
Lender	Loan Amount (million yen)
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	1,500
Sumitomo Mitsui Trust Bank, Limited	1,125
Mizuho Corporate Bank, Ltd.	790

2.	Shares

(1)	Total number of shares authorized to be issued: 147,000,000

(2)	Total number of issued and outstanding shares: 48,000,000 (including 1,141 treasury shares)

(3)	Number of shareholders: 7,699 (a decrease of 1,405 compared to the end of the previous fiscal year)

(4)	Major shareholders (top 10)

Shareholder	Number of Shares Held	Percentage of Total Shares Issued
Tokyu Land Corporation	24,207,000	50.43
Tokyu Corporation	2,400,000	5.00
The Master Trust Bank of Japan, Ltd. (trust account)	2,325,800	4.84
Tokyu Livable Employee Stock Ownership Plan	1,574,300	3.27
Japan Trustee Services Bank, Ltd. (trust account)	1,377,900	2.87
BNYML-NON TREATY ACCOUNT	839,800	1.74
Tokyu Community Corp.	600,000	1.25
Tokyu Hands, Inc.	600,000	1.25
Trust & Custody Services Bank, Ltd (securities investment account)	346,600	0.72
MSCO CUSTOMER SECURITIES	328,000	0.68
(Notes)	1.	Percentages of total shares issued are calculated by deducting treasury stock of 1,141 shares
2.
Pursuant to Article 27-26, Paragraph 1 of the Financial Instruments and Exchange Act, a Report on Possession of Large Volume dated December 20, 2012 was submitted with the following content. As the Company could not, however, confirm the numbers of shares actually held as of the end of the fiscal year, it is not included in the above (top 10) principal shareholders.

Submitted by: Invesco Asset Management (Japan) Limited
Number of shares held: 2,547,600 (as of December 14, 2012)
3.	Share options
Not applicable.

Consolidated Balance Sheets
(as of March 31, 2013)
			(Unit: million yen)
Item	Amount	Item	Amount
Assets		Liabilities
Current assets	70,126	Current liabilities	58,409
Cash and deposits	41,208	Notes and accounts payable-trade	354
Notes and accounts receivable-trade	173	Short-term loans payable	4,488
Securities	322	Accounts payable-other	3,133
Real estate for sale	5,326	Income taxes payable	2,337
Real estate for sale in process	511	Advances received	2,832
Deferred tax assets	1,851	Deposits received from consignment sales	38,290
Short-term loans receivable	15,506	Deposits received	3,152
Advances paid	4,457	Provision for bonuses	2,239
Other	782	Provision for directors’ bonuses	47
Allowance for doubtful accounts	(14)	Other	1,532
Noncurrent assets	23,391	Noncurrent liabilities	4,755
Property, plant and equipment	11,930	Provision for retirement benefits	2,678
Buildings and structures	5,573	Other	2,076
Land	5,989	Total liabilities	63,164
Other	368	Net assets
Intangible assets	2,269	Shareholders’ equity	29,439
Investments and other assets	9,191	Capital stock	1,396
Investment securities	3,838	Capital surplus	944
Lease and guarantee deposits	3,169	Retained earnings	27,099
Deferred tax assets	667	Treasury stock	(1)
Other	1,632	Accumulated other comprehensive income	914
Allowance for doubtful accounts	(117)	Valuation difference on available-for-sale securities	914
		Total net assets	30,353
Total assets	93,517	Total liabilities and net assets	93,517
(Note) Amounts are in units of millions of yen with fractional units discarded.

Consolidated Statements of Income
(from April 1, 2012 to March 31, 2013)

	(Unit: million yen)
Item	Amount
Operating revenue		63,905
Operating cost		53,368
Operating gross profit		10,537
Selling, general and administrative expenses		4,153
Operating income		6,383
Non-operating income
Interest income	30
Dividends income	34
Insurance benefits	23
Insurance dividends	19
Other	29	136
Non-operating expenses
Interest expenses	41
Commission paid	11
Other	14	68
Ordinary income		6,452
Extraordinary loss
Loss on sales of noncurrent assets	50	50
Income before income taxes and minority interests		6,402
Income taxes-current	2,929
Income taxes-deferred	(426)	2,502
Income before minority interests		3,900
Net income		3,900
(Note) Amounts are in units of millions of yen with fractional units discarded.

Consolidated Statements of Changes in Shareholders’ Equity
(from April 1, 2012 to March 31, 2013)

	(Unit: million yen)
	Shareholders’ Equity
	Capital stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance at the beginning of the current period	1,396	944	24,159	(1)	26,498
Changes of items during the period
Dividends from surplus	－	－	(959)	－	(959)
Net income	－	－	3,900	－	3,900
Purchase of treasury stock	－	－	－	(0)	(0)
Net changes of items other than shareholders’ equity	－	－	－	－	－
Total changes of items during the period	－	－	2,940	(0)	2,940
Balance at the end of the current period	1,396	944	27,099	(1)	29,439

	Accumulated other comprehensive income		Total net assets
	Valuation difference on other available-for-sale securities	Total accumulated other comprehensive income
Balance at the beginning of the current period	438	438	26,937
Changes of items during the period
Dividends from surplus	－	－	(959)
Net income	－	－	3,900
Purchase of treasury stock	－	－	(0)
Net changes of items other than shareholders’ equity	476	476	476
Total changes of items during the period	476	476	3,416
Balance at the end of the current period	914	914	30,353
(Note) Amounts are in units of millions of yen with fractional units discarded.

Notes to the Consolidated Financial Statements

Notes on significant items in the preparation of the consolidated financial statements
1.	Scope of Consolidation
(1)	Numbers and names of consolidated subsidiaries

Number of consolidated subsidiaries	･･･	7

Names of consolidated subsidiaries	･･･
Tokyu Livable Sapporo Corporation, Tokyu Livable Tohoku, Inc., Tokyu Livable Nagoya, Inc., elle-staff Co. Ltd., Tokyu Livable Staff Corporation, Livable Asset Management Inc., Livable PA Corporation
Please note that Tokyu Livable Kyushu Corporation which was formerly a consolidated subsidiary is excluded from consolidation due to the fact that it was liquidated in July 2012.

(2)	Names, etc. of non-consolidated subsidiaries
Names of non-consolidated subsidiaries	･･･	Tokyu Livable (Shanghai), Inc.

Reason for exclusion from consolidation	･･･
It is a non-consolidated subsidiary because it is a small company and the total gross assets, operating revenue, net income (loss) and retained earnings, etc. do not have a significant impact on the consolidated financial statements.

2.	Application of the Equity Accounting Method
Names of non-consolidated subsidiaries to which the equity accounting method is not applied	･･･	Tokyu Livable (Shanghai), Inc.

Reason for non-application of the equity accounting method	･･･
Companies to which the equity accounting method is not applied are excluded from the scope of application due to the fact that the net income (loss) (amount corresponding to equity) and the retained earnings (amount corresponding to equity), etc. do not have a significant impact on the consolidated financial statements.

3.	Accounting Standards
(1)	Standards and methods for valuation of significant assets
(i) Securities
a. Bonds held to maturity	･･･	Amortized cost method (straight line method)
b. Other securities
Securities with a fair value	･･･
Fair value method based on the fair value, etc. on the last day of the accounting period (valuation difference is handled by recognition directly into net assets in full and the cost of products sold is calculated using the moving average method).

Securities without a fair value	･･･	Cost method using the moving average method

Of the profit (loss) from contributions to investment limited partnerships and other partnerships (those deemed to be securities under Article 2 Paragraph 2 of the Financial Instruments and Exchange Act), profit (loss) corresponding to equity attributable to the Group is booked as either “operating revenue” or “operating cost” and added to or deducted from “investment securities”.

(ii) Inventories
Real estate for sale and real estate for sale in process
	･･･	Cost method using the specific identification method (calculated by means of book value devaluation due to reduction of profit)

(2)	Depreciation method for significant depreciable assets
(i) Noncurrent assets (excluding lease assets)
･･･
Declining balance method has been adopted.
However, the fixed amount method is used for buildings (not including facilities incidental to buildings) acquired on or after April 1, 1998.
Please note that asset life uses the same standard as provided in the Corporation Tax Act; provided, however, that buildings acquired on or before March 31, 1998 use the asset life prior to the fiscal 1998 tax reforms.

(ii) Property, plants and equipment (excluding lease assets)
･･･	The fixed amount method has been adopted.
Please note that the fixed amount method is used for software for internal use based on the expected in-house possible period of use (five years).
(iii) Lease assets
･･･	Finance leases not involving the transfer of ownership and lease assets relating to lease transactions
The lease term is taken as the asset life, and the fixed amount method is used with the residual value set as zero.

(3)	Standards for recording significant allowances
(i) Allowance for doubtful accounts	･･･
To provide for losses due to doubtful accounts, the possibility of recovery is examined using the historical rate of credit losses for normal receivables and specific receivables such as doubtful accounts receivable are examined individually, and the expected amount that cannot be recovered is booked.

(ii) Allowance for bonuses	･･･	Booked based on the amount expected to be paid, to provide for the payment of bonuses to employees.

(iii) Allowance for bonuses for officers	･･･	Booked based on the amount expected to be paid, to provide for the payment of bonuses to officers.

(iv) Provision for retirement benefits	･･･
Booked based on the expected employment benefits liabilities at the end of the fiscal year, to provide for the payment of employee retirement benefits.
Actuarial difference is recorded as expenses in the consolidated fiscal year following the year in which such actuarial difference arises using the fixed amount method based on a certain number of years (three years) within the average remaining period of service for the employee at the time of the difference takes effect.

(4)	Other significant matters relating to preparation of the consolidated financial statements
Consumption tax accounting treatment	･･･	The tax-exclusion method is used. Please note that non-deductible consumption tax and local consumption tax are recorded as expenses for the consolidated fiscal year.

Change to Consolidated Statements of Income
“Commission paid” which was presented as part of “Other” non-operating expenses in the previous consolidated fiscal year (9 million yen in the previous consolidated fiscal year) is reflected as “Commission paid” this year as it has exceeded 10% of the total non-operating expenses.

Change of accounting policies that is difficult to classify from accounting estimates
In association with reforms to the Corporation Tax Act, from this consolidated fiscal year the Company and its subsidiaries in Japan changed their depreciation and amortization method for buildings, plants and equipment acquired on and after April 1, 2012 to a method based on the amended Corporation Tax Act.
This has had a minor impact on the income for the consolidated fiscal year.

Notes to the consolidated balance sheets

1.	Assets furnished as collateral

Details and value of assets
Securities	322 million yen
Investment securities	351
Lease and guarantee deposits	10
Total	684 million yen
The above securities, investment securities and lease and guarantee deposits are deposited as business security deposits under the Building Lots and Buildings Transaction Business Act.

2.	Buildings, plants and equipment accumulated depreciation 5,046 million yen

3.	Details and amounts of guarantee liabilities

Guarantee covering	Amount (million yen)	Details of guarantee liability
Customers using home loans	58	Home loan guarantee
Customers using bridge home loans	56	Bridge home loan guarantee
Total	114

Notes to the consolidated statements of income

Amount of devaluation of ordinary inventories held for sale due to a reduction in profitability
Operating cost	6 million yen

Notes to consolidated statements of changes in shareholders’ equity

1.	Issued and outstanding shares
Type of shares	At the start of the fiscal year	Increase	Decrease	At the end of the fiscal year
Common stock	48,000,000	－	－	48,000,000

2.	Treasury shares
Type of shares	At the start of the fiscal year	Increase	Decrease	At the end of the fiscal year
Common stock	1,082	59	－	1,141

3.	Dividends from surplus this fiscal year
Resolution	Type of shares	Total dividend	Dividend per share	Record date	Effective date
Ordinary general meeting of shareholders on June 25, 2012	Common stock	959 million yen	20 yen	March 31, 2012	June 26, 2012

4.	Dividends from surplus paid after the last day of this fiscal year
Resolution	Type of shares	Total dividend	Source for payment	Dividend per share	Record date	Effective date
Ordinary general meeting of shareholders on June 24, 2013	Common stock	1,199 million yen	Retained earnings	25 yen	March 31, 2013	June 25, 2013

Notes on financial instruments

1.	Status of financial instruments

The Group only uses short term deposits for the management of finances, and obtains financing in the form of loans from banks and other financial institutions.

Credit risk for trade receivables is mitigated through management pursuant to internal rules. Securities and investment securities are mainly comprised of shares and bonds, and their values are reviewed quarterly.

Trade receivables mainly have payment deadlines of less than one year. Loans are used for operating funds and capital investment, and have repayment deadlines after the closing of accounts. The latest of which is 11 months after the closing date.

2.	Fair value of financial instruments

The value recorded in the consolidated balance sheets, fair value and the difference as of March 31, 2013 (the date of the closing of accounts for this fiscal year) are as follows. Financial instruments deemed extremely difficult to confirm a fair value for have not been included (please see Notes 3 and 4).

(Unit: million yen)
			Value recorded in the consolidated balance sheets	Fair value	Difference
(1)		Cash and deposits	41,208	41,208	－
(2)		Securities and investment securities
	(i	) Bonds held to maturity	749	753	4
	(ii	) Other securities	1,876	1,876	－
(3)		Short-term loans receivable	15,506	15,506	－
(4)		Advances paid	4,457	4,457	－
(5)		Lease and guarantee deposits	2,115	2,056	-58
(6)		Short-term loans payable	(4,488)	(4,488)	－
(7)		Deposits received from consignment sales	(38,290)	(38,290)	－
(8)		Deposits received	(3,152)	(3,152)	－
(Notes)	1.	Items booked as liabilities are presented in brackets.
2.	Method for calculating fair value of financial instruments; Securities Assets
(1)	Cash and deposits, as well as (3) short-term loans receivable and (4) advances paid
As these are paid within a short period, the fair value is almost exactly the same as the book value, and therefore the book value is used.
(2)	Securities and investment securities
The fair value of shares uses the value at the securities exchange and the fair value of bonds uses the value announced by the Japan Securities Dealers Association.
(5)	Lease and guarantee deposits
For the fair value of lease and guarantee deposits at sales branches, etc., the future cash flows are calculated for each remaining lease term by discounting the current value by an interest rate taking into account the credit risk, and indexed to suitable indices such as the yield on Japanese government bonds.
Liabilities
(6)	Short-term loans payable, as well as (7) deposits received from consignment sales and (8) deposits
As these are paid within a short period, the fair value is almost exactly the same as the book value, and therefore the book value is used.

3.
It is recognized that it is extremely difficult to confirm the fair value of non-listed shares (value in the consolidated balance sheets: 295 million yen) and contributions to silent partnerships (value in the consolidated balance sheets: 1,239 million yen) due to factors including the fact that they have no market value and future cash flows cannot be estimated, and therefore they are not included in “(2) Investment securities”.

4.
It is recognized that it is extremely difficult to confirm the fair value of lease and guarantee deposits other than at sales branches, etc. (value in the consolidated balance sheets: 1,054 million yen) due to factors including the fact that future cash flows cannot be estimated, and therefore they are not included in “(5) Lease and guarantee deposits”.

Notes on real estate for lease
1.	Condition of real estate for lease
The Company and some of its subsidiaries hold buildings and condominiums (including land and land lease rights) in Tokyo and other areas.

2.	Fair value of lease and other real estate

(Unit: million yen)
Value in the consolidated balance sheets	Fair value
9,081	9,910
(Notes)	1.	The value in the consolidated balance sheets is calculated by deducting the cumulative depreciation from the purchase price.
2.	The fair value at the end of this fiscal year is principally the amount calculated by the Company based on the “real estate appraisal standards” (including adjustments made based on indices, etc.).

Notes on per share information
Net assets per share	632.38 yen
Net income per share	81.26 yen

Significant subsequent events
The Company, Tokyu Land Corporation (“Tokyu Land”) and Tokyu Community Corp. (“Tokyu Community”) agreed to establish the holding company “Tokyu Fudosan Holdings Corporation” (the “Holding Company”) that will hold 100% of the shares of the three companies through a joint share transfer with a (planned) effective date of October 1, 2013 and prepared the Share Transfer Plan for the Share Transfer with the approval of the meetings of their respective boards of directors held on May 10, 2013.
The Company, Tokyu Land and Tokyu Community plan to obtain the approval for the joint share transfer at each of their ordinary general meetings of shareholders held on June 24, 2013, June 26, 2013 and June 21, 2013, respectively.

1.	Purpose of Management Integration through the Share Transfer
As a result of the progress of the study of the strengthening of the Tokyu Land Group’s financial foundations set forth in the Tokyu Land Group’s mid-term management plan, the Tokyu Land Group has determined that moving to a holding company structure is the best way to aim to improve management flexibility and efficiency through innovation of the financial foundations in anticipation of future changes to business conditions. Changing to a holding company structure will create a management structure that will allow the Tokyu Land Group to demonstrate its comprehensive capabilities to the maximum extent and accelerate growth as a comprehensive real estate group through the appropriate distribution of management resources and expansion of synergies due to enhancement of collaboration within the Tokyu Land Group.

2.	Overview of the Share Transfer
(i)	Schedule of the Share Transfer

General meeting of shareholders record dates (all three companies)	March 31, 2013 (Sun)
Board of directors meeting approving the Share Transfer Plan (all three companies)	May 10, 2013 (Fri)
Ordinary general meeting of shareholders to approve the Share Transfer Plan (Tokyu Community)	June 21, 2013 (Fri) (planned)
Ordinary general meeting of shareholders to approve the Share Transfer Plan (the Company)	June 24, 2013 (Mon) (planned)
Ordinary general meeting of shareholders to approve the Share Transfer Plan (Tokyu Land)	June 26, 2013 (Wed) (planned)
Date of delisting from the Tokyo Stock Exchange (all three companies)	September 26, 2013 (Thu) (planned)
Incorporation registration date of the Holding Company (effective date of the Share Transfer)	October 1, 2013 (Tue) (planned)
Listing date of the Holding Company	October 1, 2013 (Tue) (planned)

However, this schedule may be changed upon discussion among the three companies if required for the progress of the Share Transfer procedures or otherwise necessary.

(ii)	Method of the Share Transfer
The Share Transfer will be a joint share transfer by which the Company, Tokyu Land and Tokyu Community will become wholly owned subsidiaries and the Holding Company will become the parent company owning 100% of the shares of these three companies.

(iii)	Ratio of the Share Transfer

	Tokyu Land Corporation	Tokyu Community Corp.	The Company
Ratio of the Share Transfer	1.00	4.77	2.11
(Note 1)	Share allotment ratio
If, however, there is a material change in the various conditions forming the basis of calculations, the abovementioned share transfer ratio may be changed upon discussion among the three companies.  One share unit of the Holding Company will be comprised of 100 shares.
(Note 2)	(Planned) Number of new shares to be delivered by the Holding Company due to the Share Transfer
Common stock:	700,950,413 shares

The above number is based on — Tokyu Land: 533,345,304 issued and outstanding shares (as of March 31, 2013); Tokyu Community: 14,400,000 issued and outstanding shares (as of March 31, 2013); and the Company: 48,000,000 issued and outstanding shares (as of March 31, 2013). Please note that, prior to the Share Transfer taking effect, Tokyu Land Corporation, Tokyu Community Corp. and the Company plan to retire their respective treasury shares currently held or to be acquired in the future, and therefore shares of the Holding Company will not be allotted for such treasury shares. However, as the number of treasury shares that will actually be retired as of the effective date of the Share Transfer is currently undetermined, there may be a change in the abovementioned number of new shares delivered by the Holding Company.

(iv)	Details of Company Newly Established by Share Transfer

Name	Tokyu Fudosan Holdings Corporation
Location	21-2, Dogenzaka 1-chome, Shibuya-ku, Tokyo
Titles and names of representatives	Chairman	Masatake Ueki
	President & Representative Director	Kiyoshi Kanazashi
Content of business	Group operations management business
Capital	60 billion yen

(v)	Overview of accounting treatment
The Share Transfer is expected to qualify as a “transaction under joint control” in the Accounting Standard for Business Combinations (ASBJ Statement No. 21 (issued by the ASBJ on December 26, 2008)). Goodwill is expected to be generated in the Holding Company’s consolidated closing of accounts in connection with transactions with minority shareholders, but the details of the accounting treatment are as yet undetermined. Notice will be given of the accounting treatment once finalized.

Cautionary Statement Regarding Forward-Looking Statements
This convocation notice and reference materials contain forward-looking statements that reflect the Companies’ plans and expectations. These forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the Companies’ and the other relevant parties’ actual results, performance, achievements or financial position to be materially different from any future results, performance, achievements or financial position expressed or implied by these forward-looking statements. These forward-looking statements may be identified by words such as ‘believes’, ‘expects’, ‘anticipates’, ‘projects’, ‘intends’, ‘should’, ‘seeks’, ‘estimates’, ‘future’ or similar expressions or by discussion of, among other things, strategy, goals, plans or intentions. Actual results may differ materially in the future from those reflected in forward-looking statements contained in this document, due to various factors including but not limited to: failure of the parties to agree on some or all of the terms of the transactions; failure to obtain a necessary shareholders’ approval; inability to obtain some or all necessary regulatory approvals or to fulfill any other condition to the closing of the transaction; changes in laws or accounting standards, or other changes in the business environment relevant to the parties; challenges in executing our business strategies; the effects of financial instability or other changes in general economic or industry conditions; and other risks to consummation of the transaction.